Exhibit 10.26

SUPPLEMENT NO. 2

Dated as of December 20, 2004

to the

Loan and Security Agreement

Dated as of May 28, 2004

between

Neutral Tandem, Inc. (“Borrower”)

and

Venture Lending & Leasing IV, Inc. (“Lender”)

This Supplement No. 2 (“Supplement No. 2”) is a Supplement to that certain Loan and Security Agreement dated as of May 28, 2004, between Borrower and Lender (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”). This Supplement No. 2, together with the Loan and Security Agreement, constitute the agreement made as of December 20, 2004 between Borrower and Lender with respect to the equipment loan commitment from Lender set forth in the definition of “Commitment No. 2” below, separate and apart from the equipment loan commitments memorialized in the Loan and Security Agreement, as supplemented by an earlier Supplement dated as of May 28, 2004 (as amended, “Supplement No. 1”) between Lender and Borrower. All capitalized terms used in this Supplement No. 2 and not otherwise defined in this Supplement No. 2 have the meanings ascribed to them in Article 10 of the Loan and Security Agreement, which is incorporated in its entirety into this Supplement No. 2. In the event of any inconsistency between the provisions or definitions in the Loan and Security Agreement and this Supplement No. 2, this Supplement No. 2 is controlling.

In addition to the provisions of the Loan and Security Agreement, the parties agree as follows:

Part 1. - Additional Definitions:

The following definitions shall apply only to Loans made in connection with Commitment No. 2 (defined below):

“Commitment No. 2”: Subject to the terms and conditions set forth in the Loan and Security Agreement and this Supplement No. 2, Lender commits to make Loans to Borrower up to the aggregate, original principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000.00). Commitment No. 2 shall be divided into two equal tranches, each in the amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), which shall be referred to herein as the “First Tranche”, the “Second Tranche”, respectively of Commitment No. 2; provided; however, that Borrower and Lender agree that the availability of the Second Tranche is dependent on the amount of equity that has been received by Borrower in the Next Round (as described in Section 2(a)(iv) of Part 2 hereof) and is subject to reduction such that it shall not exceed the lesser of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) and thirty-three percent (33%) of the aggregate net cash proceeds Borrower actually receives from the issuance and sale of shares Borrower’s equity securities in the Next Round.

“Designated Rate”: The Designated Rate for each Loan made pursuant to Commitment No. 2 shall be a fixed rate of interest per annum equal to the Prime Rate as published on the Business Day on which Lender receives the executed Borrowing Request and related funding documents for such Loan, plus one and 248/1000 percent (1.248%); provided, however, that in no event shall the Designated Rate for a Loan made pursuant to Commitment No. 2 be less than five and 998/1000 percent (5.998%).

“Eligible Equipment” means any new or used (subject to Section 2(a)(i) of Part 2 of this Supplement No. 2) computer equipment, lab and shop equipment, test equipment and office equipment, and excluding any equipment constituting Soft Costs.

“Loan” means any Loan requested by Borrower and funded by Lender under Commitment No. 2 to finance Borrower’s acquisition or carrying of specific items of Eligible Equipment and Soft Costs.

“Next Round” means the next bona fide offering of Borrower’s convertible equity securities to close after the date of this Supplement No. 2 (e.g., Series B-2 Preferred Stock) in which Borrower raises at least $3,000,000 in one or more closings.

“Prime Rate” means the “prime rate” of interest, as published from time to time by The Wall Street Journal in the “Money Rates” section of its Western Edition newspaper.

“Series B-2 Preferred Stock” means the convertible preferred stock securities issued by Borrower under the Next Round.

“Soft Costs” means, with respect to amounts to be financed hereunder with proceeds of a Loan, Borrower’s costs of acquiring or licensing of equipment other than Eligible Equipment, tenant improvements at Borrower’s primary business premises, software licenses and other items of personal property used in Borrower’s ordinary course of business and approved by Lender.

“Terminal Payment” means, with respect to each Loan made pursuant to Commitment No. 2, a payment equal to nine and 259/1000 percent (9.259%) of the original principal amount of such Loan.

“Termination Date” means the earlier of (a) the date Lender may terminate making Loans or extending other credit pursuant to the rights of Lender under Article 7 of the Loan and Security Agreement, and (b)(i) for the First Tranche of Commitment No. 2, December 31, 2004, or (ii) for the Second Tranche of Commitment No. 2, the earlier of (A) September 30, 2005 and (B) the date which is 60 days after the date Borrower closes the Next Round.

Part 2. - Additional Covenants and Conditions:

1. New Equity Requirement. In addition to the satisfaction of all the other conditions precedent specified in Section 4.2 of the Loan and Security Agreement and this Supplement No. 2, the obligation of Lender to make its initial Loan under Commitment No. 2 is subject to receipt by Lender of evidence satisfactory to it, as determined by Lender in its reasonable judgment, of a closing of Borrower’s offering of its Series B-1 Preferred Stock, resulting in net aggregate proceeds to the Borrower of at least Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000).

2. Use of Proceeds; Limitations on Loans.

(a) Loan Facility and Soft Cost Sub-facility.

(i) Subject to the terms and conditions of the Loan and Security Agreement and this Supplement No. 2, Lender agrees to make Loans to Borrower from time to time from the date of this Supplement No. 2 and to and including the applicable Termination Date in an aggregate original principal amount up to but not exceeding the lesser of (A) the then unfunded portion of Commitment No. 2, and (B) an amount equal to 100% of the amount paid or payable by Borrower to a manufacturer, vendor or dealer who is not an Affiliate of Borrower for each item of Eligible Equipment being financed with the proceeds of such Loan as shown on an invoice therefor (excluding any commissions and any portion of the amount invoiced which relates to maintenance or servicing of the Eligible Equipment, delivery, freight and installation charges or sales taxes payable upon acquisition) (“Original Cost”); provided, however, that Lender agrees that it shall finance 100% of the amount paid or payable by Borrower to acquire “Nortel Class 4 Switches,” including without limitation, delivery, freight and installation charges, and that all such amounts paid or payable in respect of such Nortel Class 4 Switches shall not be characterized as Soft Costs. Notwithstanding the foregoing, no item of Eligible Equipment shall be eligible to be financed with the proceeds of a Loan if such item was acquired or first placed in service by Borrower earlier than 90 days prior to the Borrowing Date of such Loan; provided, however, that so long as the Borrowing Date of the initial Loan occurs on or before January 20, 2005, Borrower may finance Eligible Equipment acquired or first placed in service on or after July 1, 2004, at the Original Cost of such Eligible Equipment.

(ii) Up to fifteen percent of Commitment No. 2 may be used to finance Soft Costs. Notwithstanding the foregoing, no item of Soft Costs shall be eligible to be financed with the proceeds of a Loan if such Soft Cost was first expended or incurred by Borrower earlier than ninety (90) days prior to the Borrowing Date of such Loan; provided, however, that so long as the Borrowing Date of the initial Loan occurs on or before January 20, 2005, Borrower may finance Soft Costs first expended or incurred after July 1, 2004, at the Original Cost of such Soft Costs.

(iii) All Eligible Equipment and equipment constituting Soft Costs, if applicable, financed hereunder shall be located at all times at Borrower’s principal place of business in Chicago, Illinois, other locations at which Borrower operates its business set forth in Part 3 hereof, or such other place of business located within the United States as may be consented to by Lender in writing.

(iv) Borrowing Request(s) for Loans shall be applied first to the First Tranche of Commitment No. 2 until either (i) the First Tranche has been fully utilized or (ii) the Termination Date of the First Tranche has occurred; thereafter, such Borrowing Request(s) for Loans shall be applied against the Second Tranche; provided, however, that in addition to the satisfaction of the conditions precedent in Section 4.2 of the Loan and Security Agreement and this Supplement No. 2, Lender’s obligation to fund the initial Loan under the Second Tranche of Commitment No. 2 is subject to receipt by Lender of evidence satisfactory to it, as determined by Lender in its reasonable judgement, that Borrower has received, after the date of this Supplement No. 2, net cash proceeds of least Three Million Dollars ($3,000,000) from the issuance and sale of its convertible equity securities in one or more closings in the Next Round, including as net cash proceeds, the principal and interest of any indebtedness converted into such securities pursuant to the Next Round.

(v) Principal of and interest on each Loan shall be payable as set forth in the Note (substantially in the form as Exhibit “A”) evidencing such Loan, which Note, shall provide substantially as follows. Principal and interest at the Designated Rate shall be fully amortized over a period of thirty-sixth (36) months in equal, monthly installments, commencing after an initial three-month period of interest-only, monthly payments. In particular, on the Borrowing Date applicable to the Loan evidenced by such Note, Borrowers shall pay to Lender (i) interest only at a rate per month equal to 1%, in advance, on the original principal balance of the Loan evidenced by such Note, for the period from such Borrowing Date through the last day of the calendar month in which such Borrowing Date occurs, (ii) a first (1st) interest only installment at a rate per month equal to 1%, in advance, on the original principal balance of the Note for the ensuing month, and (iii) the thirty-sixth (36th) amortization installment of principal and interest at the Designated Rate payable in advance, for the month in which the date of the last regular amortization installment of principal and interest at the Designated Rate is due. Commencing on the first day of the second full calendar month after the Borrowing Date, and continuing on the first day of the third full calendar month after the Borrowing Date, Borrower shall pay interest only at a rate per month equal to 1%, in advance, on the original principal balance of the Note for the ensuing month. Commencing on the first day of the fourth full calendar month after the Borrowing Date, and continuing on the first day of each consecutive calendar month thereafter, principal and interest at the Designated Rate shall be payable, in advance, in 35 equal consecutive installments in an amount sufficient to fully amortize the Loan evidenced by such Note (including the 36th amortization installment that was paid in advance). The Terminal Payment shall be due and payable one month later.

2. Minimum Funding Amount; Maximum Number of Borrowing Requests. Except to the extent the remaining Commitment No. 2 is a lesser amount or as otherwise provided herein, each Loan requested by Borrower to be made on a single Business Day shall be for a minimum aggregate principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00). Borrower shall not submit a Borrowing Request more frequently than once each month.

3. Prepayment. No Loan may be prepaid except as provided in this Section 3. Borrower may voluntarily prepay all, but not less than all, Loans in whole but not in part at any time by tendering to Lender cash payment in respect of such Loans in an amount equal to the sum: (i) all accrued and unpaid Basic Interest on such Loans as of the date of prepayment; (ii) the undiscounted Terminal Payment on each such Loan; and (iii) an amount equal to the undiscounted, total amount of all installment payments of principal and Basic Interest that would have accrued and been payable from the date of prepayment through the stated Maturity Date of the Loans had they remained outstanding and been paid in accordance with the terms of the related Notes.

4. Subordination of Lender’s Lien Priority for Accounts Receivables-Based Bank Financing. Upon written request of Borrower to Lender, Lender agrees that it shall subordinate the priority of the Lien granted to the Lender as to that portion of the Collateral consisting of accounts receivable concurrent with the closing of a loan agreement between Borrower and a lender which provides formula-based working capital financing to Borrower, provided that no Default or Event of Default has occurred and is then continuing.

5. Subordinated Debt. During the term of the Loan and Security Agreement and until performance of all Obligations to Lender, Borrower shall not incur or permit to exist any Indebtedness for borrowed money (except for Indebtedness permitted under Section 6.1 of the Loan and Security Agreement) unless: (i) approved by Lender; and (ii) where the holder’s right to payment of such Indebtedness, the priority of any Lien securing the same, and the rights of the holder thereof to enforce remedies against Borrower following default have been made subordinate to the Liens of Lender and to the prior payment of the Obligations to Lender under the Loan Documents, pursuant to a written subordination agreement approved by Lender in its reasonable discretion, which agreement shall, at minimum, provide that regularly scheduled payments of accrued interest on such subordinated Indebtedness may be paid by Borrower and retained by the holder so long as no Event of Default has occurred and is continuing.

6. Issuance of Warrants to Lender. As additional consideration for the making of Commitment No. 2, Lender has earned and is entitled to receive immediately upon the execution of this Supplement No. 2: (a) a warrant instrument issued by Borrower, substantially the form attached hereto as Exhibit “C-1” (the “B-1 Warrant”), which is exercisable for shares of the Borrower’s Series B-1 Preferred Stock as provided therein; and (b) a warrant instrument issued by Borrower, substantially the form attached hereto as Exhibit “C-2” (the “B-2 Warrant”, and together with the B-1 Warrant, the “Warrants”), which is exercisable for certain shares of the Borrower’s capital stock as provided therein. Borrower acknowledges that Lender has assigned its rights to receive the Warrants to its parent, Venture Lending & Leasing IV, LLC; in connection therewith, Borrower shall issue the Warrants directly to Venture Lending & Leasing IV, LLC. Concurrently upon issuance of the Warrants, Lender shall furnish to Borrower a copy of the agreement in which Lender assigned the Warrants to Venture Lending & Leasing IV, LLC.

7. Payment and Disposition of Commitment Fee. Lender agrees that with respect to each Loan advanced under Commitment No. 2, on the Borrowing Date applicable to such Loan, Lender shall credit against the payments due from Borrower on such date in respect of such Loan an amount equal to the product of Fifty Five Thousand Dollars ($55,000.00), representing the commitment fee previously paid to Lender, and a fraction the numerator of which is the principal amount of such Loan and the denominator of which is Five Million Five Hundred Dollars ($5,500,000.00), until the aggregate amount of such credits equals but does not exceed Fifty Five Thousand Dollars ($55,000.00). Notwithstanding the foregoing, if Lender shall not be obligated to make any Loan under Commitment No. 2 for reasons set forth in this Section 4.2(f) of the Loan and Security Agreement then, if the commitment fee has not been fully credited in accordance with the terms of this Section 7, then Lender shall refund such commitment fee to Borrower in the amount of Fifty Five Thousand Dollars ($55,000) minus any credits previously made by Lender pursuant to this Section 7.

8. Debits to Account for ACH Transfers. For purposes of Section 2.2 and 5.10 of the Loan and Security Agreement, Borrower’s Primary Operating Account is:

Bank Name:	LaSalle Bank, N.A.
Bank Address:	135 S. LaSalle, Suite 1140, Chicago, IL 60603
Account No.:	5800671751
ABA Routing No.:	071000505
For credit of:	Neutral Tandem, Inc.

Loans will be advanced to the account specified above and payments will be automatically debited from the same account.

9. Documentation Fee Payment. As an additional condition precedent under Section 4.2 of the Loan and Security Agreement, on or prior to the Borrowing Date of the initial Loan to be funded under Commitment No. 2, Borrower shall pay Lender the total amount of Lender’s attorneys’ fees, costs and expenses incurred and expended in connection with the preparation and negotiation of the Loan Documents and perfecting its security interests.

10. Conditions to Effectiveness. This Supplement No. 2 shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of Lender:

(a) Original counterparts of this Supplement No. 2 and the Warrants shall have been duly executed and delivered to Lender;

(b) Lender shall have received a Secretary’s Certificate executed by the Secretary of Borrower, which shall certify that attached thereto is a complete and correct copy of resolutions duly adopted by Borrower’s Board of Directors, which resolutions have not been modified, amended, or rescinded in any respect and are in full force and effect as of the date hereof, and which resolutions authorize and ratify any actions previously, concurrently, or subsequently taken by Borrower with respect to the execution and performance of this Supplement No. 2 and the matters contemplated herein; and

(c) Lender shall have received a legal opinion of Borrower’s counsel covering the authority and enforceability of this Supplement No. 2 and the Warrants.

Part 3. - Additional Representations:

Borrower represents and warrants that as of the date of this Supplement No. 2 and each Borrowing Date:

a)	Its chief executive office is located at: One South Wacker Drive, #200, Chicago, IL 60606.

b)

Its Equipment is located at: (i) One South Wacker Drive, #200, Chicago, IL 60606, (ii) 717 South Wells Street, Ste. 700, Chicago, IL 60607, (iii) 75 Broad Street, 3rd Floor, New York, NY 10004, (iv) 21355 Melrose, Ste. J, Southfield, MI 48075, (v) 1255 Euclid Avenue, Ste. 200, Cleveland, OH 44115, (vi) 6423 Grand Avenue, Ste. 702, Los Angeles, CA 90017, (vii) 100 North Biscayne Blvd., Ste. 2000, Miami, FL 33132, (viii) 324 East Wisconsin Ave., Milwaukee, WI 53202, (ix) 240 North 5th Street, Ste. 335, Columbus, OH 43215, (x) as provided in Section 5.9(e) of the Loan and Security Agreement and (xi) as otherwise disclosed in the Borrowing Request for a Loan.

c)	Its Inventory is located at: One South Wacker Drive, #200, Chicago, IL 60606.

d)	Its Records are located at: One South Wacker Drive, #200, Chicago, IL 60606.

e)

In addition to its chief executive office, Borrower maintains offices or operates its business at the following locations: (i) One South Wacker Drive, #200, Chicago, IL 60606, (ii) 717 South Wells Street, Ste. 700, Chicago, IL 60607, (iii) 75 Broad Street, 3rd Floor, New York, NY 10004, (iv) 21355 Melrose, Ste. J, Southfield, MI 48075, (v) 1255 Euclid Avenue, Ste. 200, Cleveland, OH 44115, (vi) 6423 Grand Avenue, Ste. 702, Los Angeles, CA 90017, (vii) 100 North Biscayne Blvd., Ste. 2000, Miami, FL 33132, (viii) 324 East Wisconsin Ave., Milwaukee, WI 53202, (ix) 240 North 5th Street, Ste. 335, Columbus, OH 43215, (x) as provided in Section 5.9(e) of the Loan and Security Agreement and (xi) as otherwise disclosed in the Borrowing Request for a Loan.

f)	Other than its full corporate name, Borrower has conducted business using the following prior corporate name(s), and/or current or prior trade names or fictitious business names: Borrower’s original corporate name was “NT Investors, Inc.” which Borrower changed on September 10, 2003 to its present name “Neutral Tandem, Inc.”

g)	Borrower’s Federal Tax I.D. number is: 31-1786871.

h)	Borrower’s Delaware state corporation I.D. number is: 3382570.

i)	Borrower’s other Deposit Accounts and Investment Accounts: In addition to the Primary Operating Account identified in Section 8, Borrower maintains the following other Deposit Accounts and investment/securities accounts:

1.	Institution: LaSalle Bank, N.A.

Address: Chicago, IL

Account Type: payroll

Account No.: 5800671819

2.	Institution: LaSalle Bank, N.A.

Address: Chicago, IL

Account Type: FSA Account

Account No.: 5800671926

3.	Institution: LaSalle Bank, N.A.

Address: Chicago, IL

Account Type: investment

Account No.: 199017620

Part 4. - Additional Loan Documents. The Form of Borrowing Request attached hereto as Exhibit “B” amends, restates, and replaces in its entirety the Form of Borrowing Request attached to Supplement No. 1

Form of Note	Exhibit “A”
Form of Borrowing Request	Exhibit “B”
Forms of Warrants	Exhibits “C-1” and “C-2”
Form of Legal Opinion	Exhibit “D”

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Supplement as of the date first above written.

BORROWER:

NEUTRAL TANDEM, INC.

By:	/s/ Robert M. Junkroski
Name:	Robert M. Junkroski
Title:	CFO

Address for Notices:	Attn: Robert Junkroski, Chief Financial Officer
One South Wacker Drive, #200 Chicago, IL 60606 Fax #: (312) 346-3276

LENDER:

VENTURE LENDING & LEASING IV, INC.

	By:	/s/ Salvador Gutierrez
	Name:	Salvador O. Gutierrez
	Title:	President

Address for Notices:	Attn: Chief Financial Officer 2010 North First Street, Suite 310 San Jose, California 95131 Fax #: (408) 436-8625